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Rise Gold Grants Stock Options

March 26, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise Gold") announces that it has granted a total of 1,142,410 stock options to directors and officers of the Company pursuant to the terms of the Company's Stock Option Plan. The stock options are exercisable at a price of US$0.10 (CAD$0.14) per share until March 25, 2030.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 600, 345 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.